EXHIBIT 15.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AWARENESS LETTER

Securities and Exchange Commission

Washington, D.C. 20549

We are aware that our report dated January 12, 2010 on our review of the interim consolidated financial statements of Dynacq Healthcare, Inc. as of and for the three month periods ended November 30, 2009 and 2008 and included in this Form 10-Q for the quarter ended November 30, 2009 is incorporated by reference in the Company’s Registration Statement No. 333-72756. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered as part of the Registration Statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

/s/ Killman, Murrell & Company, P.C.
Killman, Murrell & Company, P.C.
Houston, Texas
January 12, 2010